Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares, par value of $0.0001 per share, of TDCX Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of March 1, 2024.

Laurent Junique

/s/ Laurent Junique

Transformative Investments Pte Ltd

By:	/s/ Laurent Junique
	Name:	Laurent Junique
	Title:	Director

LLJ Limited

By:	/s/ Jean-Marc Rentsch and /s/ Mark Farrel
Name:	Jean-Marc Rentsch and Mark Farrel
Title:	Authorised signatories for and on behalf of Bartley Directors Ltd. as sole director of LLJ Limited